Exhibit 10.1

Symmetricom, Inc.

April 29, 2013

Elizabeth A. Fetter

[address redacted]

Dear Elizabeth:

On behalf of the Board of Directors (the “Board”) of Symmetricom, Inc. (the “Company”), it is our pleasure to offer you the position of Chief Executive Officer of the Company. The terms of our offer and the benefits provided by the Company are as follows:

1. You will report to the Board, following the date you start your employment with the Company (the “Start Date”). During your employment, you shall comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during your employment, and you shall devote your full business time to your duties and responsibilities to the Company.

2. Your annual base salary will be $475,000 per year, and your base salary will be paid in accordance with the Company’s normal payroll practices. For the 2014 fiscal year (beginning on or about July 1, 2013), you will have the opportunity to earn an annual target bonus (the “Annual Bonus”) in an amount equal to 100% of your base salary, based upon your achievement of performance goals to be mutually determined by you and the Board or its Compensation Committee no later than September 1, 2013. You will not be eligible for a bonus for the remainder of the 2013 fiscal year (ending on or about June 30, 2013). The exact amount of the Annual Bonus which is earned will be determined by the Board or its Compensation Committee subject to the terms of such bonus plans as the Company may adopt from time-to-time. Your cash compensation and Annual Bonus for subsequent fiscal years will be subject to annual review by the Compensation Committee of the Board.

3. Subject to the approval of the Board or its Compensation Committee, as soon as practicable following your Start Date, you will be granted an option to purchase 900,000 shares of the Company’s common stock, either (i) pursuant to the Company’s 2006 Incentive Award Plan (the “Plan”) or (ii) outside the Plan (if so determined by the Board after consultation with its advisors), in either case at an exercise price per share equal to the fair market value of a share of the Company’s common stock on the grant date, as determined in accordance with the Plan (the “Option”) or other applicable legal requirements. The shares subject to the Option will vest over four years, with 1/4 of the shares vesting one year after your Start Date and the remaining shares vesting in monthly increments over the succeeding three years, subject to your continued service with the Company. The Option will be subject to the terms and conditions of the Plan (if granted under the Plan) and except as otherwise described in this letter, the Company’s standard form of stock option agreement, which you will be required to sign as a condition of receiving the Option.

4. Subject to the discretion of the Board or its Compensation Committee, you shall be eligible to receive additional equity awards, from time to time in the future, on such terms and subject to such conditions as the Board or its Compensation Committee shall determine as of the date of any such grant.

5. You will be eligible to participate in the Company’s group welfare and retirement benefit plans, as well as the Company’s deferred compensation plan, in accordance with the Company’s plans or policies as in effect from time to time and the rules established for individual participation in any such plan and under applicable law. You will be eligible for vacation and sick leave in accordance with the Company’s policies in effect during the term of your employment.

6. Upon termination of your employment with the Company for any reason, you will receive payment for all unpaid salary and vacation accrued to the date of your termination of employment and your benefits will be continued under the Company’s then existing benefit plans and policies as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances, you will also be entitled to receive separation benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination; in addition, the benefits described in subsections B and C below shall be provided only to the extent that your termination of employment with the Company constitutes a separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, including Treasury Regulation Section 1.409A-1(h) (“Separation from Service”). A full unilateral release in favor of the Company and its directors, officers and other related persons, an agreement not to solicit employees of the Company for a period of one year following termination, and a resignation from the board of directors of, and all offices with, the Company and each of its subsidiaries, each in the form provided by the Company, must be executed by you (or your estate or beneficiaries) and become irrevocable within 60 days following your termination date in order to receive any separation benefits described in subsections B and C below; provided, however, you will not be required to release any right to indemnification that you may have under applicable law, the Company’s bylaws or any indemnity agreement between you and the Company.

A. In the event of your voluntary termination of employment with the Company, the termination of your employment with the Company for Cause (as defined below), or the termination of your employment with the Company due to death or disability, you will not be entitled to any cash severance benefits or additional vesting of shares subject to the Option or any other equity-based award held by you (“Equity Awards”).

B. In the event your employment with the Company is terminated by the Company without Cause prior to or more than twelve months after a Change of Control (as defined below), you shall be entitled to cash severance (at the rate of your then current annual base salary) and Company payment of your COBRA insurance premiums (if you elect COBRA coverage), less applicable deductions and withholdings and in accordance with the Company’s normal payroll practices, for twelve months following your termination; provided your right to receive COBRA insurance premiums shall terminate upon your commencement of full-time employment or consulting with another company (which you shall promptly notify the Company of).

C. In the event (i) there is a Change of Control (as defined below), and (ii) your employment with the Company is terminated by the Company without Cause or you resign from the Company for Good Reason (as defined below) within twelve months thereafter, then in lieu of the separation benefits described in paragraph B above, you shall be entitled to (x) cash severance (at the rate of your then current annual base salary) and Company payment of your COBRA insurance premiums (if you elect COBRA coverage), less applicable deductions and withholdings and in accordance with the Company’s normal payroll practices, for twelve months following your termination, provided your right to receive COBRA insurance premiums shall terminate upon your commencement of full-time employment or consulting with another company (which you shall promptly notify the combined company of), (y) an additional cash severance amount equal to the target Annual Bonus for the fiscal year in which the termination of employment occurs, less applicable deductions and withholdings and which shall be paid in installments in accordance with the Company’s normal payroll practices over the twelve months following your termination, and (z) accelerated vesting of 50% of the unvested shares subject to the Option and any other outstanding Equity Award granted to you which vests based solely on your continued employment or service, if your termination of employment occurs within one year after your Start Date; provided, however, that if your termination of employment occurs on or after the first anniversary of your Start Date and prior to the second anniversary of your Start Date, the percentage of such unvested shares to be accelerated shall be 75%, and if your termination of employment occurs on or after the second anniversary of your Start Date, 100% of such unvested shares shall be accelerated.

D. “Cause” means your (i) conviction of a felony under the laws of the United States or any state thereof or any act of fraud, embezzlement or dishonesty, (ii) breach of fiduciary duties, (iii) material breach of this letter agreement or any other written agreement with the Company, which breach, if curable, is not cured within fifteen (15) days following your receipt of written notice from the Board of Directors alleging such a breach and providing reasonable detail of the facts and circumstances justifying such allegation of breach, (iv) repeated failure to diligently perform duties in a reasonable manner pursuant to this letter agreement or repeated failure to diligently follow the lawful directions of the Board, or (v) gross negligence or willful misconduct in performance of duties to the Company.

E. “Change of Control” means the occurrence of any of the following events, provided that such event constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as described in Treasury Regulation Section 1.409A-3(i)(5):

(i) A merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) The sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i) or (ii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company; or

(iv) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities, without the approval of the Board.

F. “Good Reason” means your resignation due to one of the following conditions, which occurs without your consent: (i) a material diminution of your base compensation, (ii) a material diminution in your authority, duties, or responsibilities, or (iii) the relocation of your principal place of employment to a location more than 40 miles from the present location of the Company’s executive offices. In order to resign for Good Reason, you must provide written notice to the Company of the existence of the condition giving rise to Good Reason within 90 days of the initial existence of such condition. Upon receipt of such notice of the condition, the Company will be provided with a period of 30 days during which it may remedy the condition. If the condition is not remedied within the period specified in the preceding sentence, you may resign as a result of such condition specified in the notice, provided that such resignation must occur within 120 days after the initial existence of such condition.

7. Notwithstanding any provision herein to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which you are entitled hereunder is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your termination benefits shall not be provided to you prior to the earlier of (a) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (b) the date of your death. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due hereunder shall be paid as otherwise provided herein, with all such payments to be subject to all required tax withholding. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments payable (the “Installment Payments”) shall be treated as a right to receive a series of separate payments and, accordingly, each Installment Payment shall at all times be considered a separate and distinct payment. In addition, to the extent that any reimbursements payable to you hereunder may be subject to Section 409A of the Code, such amounts shall be paid to you no later than December 31 of the year following the year in which the cost was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement will not be subject to liquidation or exchange for another benefit.

8. In the event that it shall be determined that any payment or other benefit by the Company to you hereunder, whether paid or payable (the “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payments shall be payable either (a) in full, or (b) as to such lesser amount which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you, on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. To the extent that any reduction of Payments is required pursuant to this paragraph, the specific Payments that shall be reduced and the order of such reduction shall be determined by the Company in its sole discretion. Unless you and the Company otherwise agree in writing, any determination required under this paragraph shall be made in writing by the nationally recognized firm of certified public accountants (the “Accounting Firm”) used by the Company prior to the Change of Control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Company), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their determination under this paragraph. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph.

9. As an employee of the Company you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard employee confidentiality agreement as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to your former employers.

10. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time. Any statements or representations to the contrary (and any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any equity based plan or other benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

11. Notwithstanding any other provision of this letter agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations. This letter agreement is binding on and may be enforced by the Company and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives (provided that you may not assign your duties hereunder).

12. Any dispute, claim or controversy based on, arising out of or relating to your employment or this letter agreement shall be settled by final and binding arbitration in Santa Clara County, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (the “AAA”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, the parties agree that, to the extent permitted by law, the arbitrator may, in its discretion, award reasonable attorneys’ fees to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company.

13. This letter agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to such subject matter. This letter agreement may be amended or modified only with the written consent of the parties hereto and will be governed by the laws of the State of California without reference to conflicts of law provisions.

14. Our offer of employment is contingent upon completion of satisfactory reference and background checks. In addition, for purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. That documentation must be provided to the Company within three business days of your date of hire, or our employment relationship with you may be terminated.

15. This offer will remain open until April 30, 2013. If you decide to accept our offer, and we hope you will, please sign the enclosed copy of this letter agreement in the space indicated below and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

SYMMETRICOM, INC.

By:	/s/ James Chiddix
James Chiddix
Chairman of the Board of Directors

Acknowledged, Accepted and Agreed

/s/ Elizabeth A. Fetter	April 29, 2013
Elizabeth A. Fetter	Date

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